EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors of

Genaera Corporation:

We consent to the use of our report dated February 13, 2004, with respect to the consolidated balance sheets of Genaera Corporation and subsidiary as of December 31, 2003 and 2002, and the related consolidated statement of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 3, 2004